Exhibit 99.1

Boeing Corporate Offices
100 N. Riverside
Chicago, IL 60606
www.boeing.com

Allstate’s Liddy Elected to Boeing Board of Directors

CHICAGO, August 29, 2007 – Edward M. Liddy has been elected to the Boeing board of directors, effective immediately.

Liddy, 61, is current chairman of The Allstate Corporation, a position he has held since January 1999. He served as chief executive officer of Allstate from January 1999 to December 2006, president from January 1995 to May 2005, and chief operating officer from August 1994 to January 1999.

“Ed’s broad experience and extensive business acumen will further strengthen the Boeing board,” said Boeing Chairman, President and CEO Jim McNerney. “He is a proven corporate and community leader, and we are excited to have him as a director,” he added.

Prior to joining Allstate, Liddy worked for Sears, Roebuck and Co. from April 1988 until August 1994. He served in a variety of financial and operating positions at Sears, becoming chief financial officer of the company in February 1992. He was executive vice president and a member of the board of ADT Inc. from 1986 to 1988, and prior to ADT he worked for G.D. Searle & Co., rising over the course of seven years to the position of senior vice president and CFO.

Liddy is a member of the board of directors of 3M Company and The Goldman Sachs Group Inc. He is a member of the Financial Services Forum, the Business Roundtable, and Catalyst, the leading non-profit organization for the advancement of women in business. He also is chairman of Northwestern Memorial HealthCare and serves on the boards of Northwestern University and the Museum of Science and Industry. He is the past chair of the Boys and Girls Clubs of America and remains active with that organization. He is a 1968 graduate of Catholic University and holds a master’s degree in business administration from George Washington University.

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Contact: Tim Neale, 312-544-2002